EXHIBIT (2)(c)

AMENDMENT TO BY-LAWS OF EATON VANCE LIMITED DURATION INCOME FUND

August 11, 2003

Pursuant to ARTICLE XIII and ARTICLE VII of the BY-LAWS of Eaton Vance Limited Duration Income Fund (the “Trust”), upon vote of a majority of the Trustees of the Trust, ARTICLE VII of the BY-LAWS of the Trust is amended to read as follows:

Fiscal Year

     The fiscal year of the Trust shall end on April 30 of each year, provided, however, that the Trustees may from time to time change the fiscal year.

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